IsoRay Announces 1st Round of Institutional Financing Led by MicroCapital LLC; Raising over $5 Million

RICHLAND, Wash.--(BUSINESS WIRE)--Aug. 18, 2006--IsoRay, Inc. ("IsoRay") (OTCBB:ISRY), a medical technology company focusing on innovative treatments of solid cancer tumors through use of its proprietary Cesium-131(TM) brachytherapy seeds, has received its first major institutional funding led by MicroCapital LLC on August 17, 2006.

In the transition, IsoRay issues 2,063,200 shares of its common stock at $2.50 per share and also issued warrants to purchase 2,232,700 shares of its common stock (including warrants issued to brokers) at an exercise price of $3.00 per share. The warrants have a call feature which IsoRay can trigger once the stock trades above $4.50 a share for a specified time period. If all warrants are exercised, IsoRay will receive an additional $6,698,100.

"MicroCapital's financing of IsoRay represents a rare opportunity to invest in a company that has an approved and differentiated therapeutic product that we believe has a good chance of successful adoption. In addition to the value associated with reducing the side-effects of brachytherapy in the treatment of prostate cancer, the company's isotope may have the characteristics that would allow it to be used in circumstances where there appears to be few, if any alternative treatment," said Ian Ellis of MicroCapital LLC.

"We also believe that the quality of the industry-experienced team that the company has successfully attracted is an indication of the possibility of success in this market."

Ellis said that the transaction has been structured so that if the call feature is used to trigger exercise of the warrants, the additional funds should be sufficient to get the business to the point where it may be self-funding.

Roger Girard, Chairman and CEO of IsoRay stated, "Brachytherapy has proven to be effective, but the introduction of Cesium-131 takes this treatment option to a new level. Lead investor MicroCapital LLC, along with the other institutional investors, recognized both short-term and long-term market potential of this cancer treatment option."

In connection with the financing, IsoRay has agreed to file a registration statement within sixty days of the closing covering the shares and the shares underlying the warrants.

About MicroCapital LLC

Founded nearly six years ago, MicroCapital LLC is an SEC-registered investment adviser, with offices in New York, San Francisco and the United Kingdom. MicroCapital manages approximately $100 million in a long/short equity portfolio and seeks to invest in high quality growth companies in the North American microcap market that demonstrate a clear and innovative customer value proposition, sustainable competitive advantage and superior execution capability.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects. IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

Forward-Looking Statement

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that can affect future results are discussed in the documents filed by IsoRay from time to time with the Securities and Exchange Commission. IsoRay undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.